UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE BISYS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31254
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

105 Eisenhower Parkway, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

Title of each class	Name of each exchange on which
To be so registered	Each class is to be registered

Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(Title of Class)

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by The BISYS Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 8, 1997 (the “Form 8-A”) and amended on September 26, 2002.

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of Form 8-A is amended and supplemented by adding the following:

On May 1, 2007, the Company entered into an Agreement and Plan of Merger by and among Citibank N.A., a national banking association (“Citi”), Buckeye Acquisition Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”). In connection with the Merger Agreement and the transactions contemplated thereby, on May 1, 2007, the Company and American Stock Transfer & Trust Company (as successor in interest to Wachovia Bank, N.A.) (the “Rights Agent”) entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement, dated as of May 8, 1997, and as amended as of June 14, 2002, between the Company and the Rights Agent (the “Rights Agreement”) to exempt the Merger Agreement and the transactions contemplated thereby from the Rights Agreement.

The Amendment, among others, (i) excludes Citi, its affiliates or associates, from the definition of “Acquiring Person” under the Rights Agreement by virtue of each of (a) the approval, execution, delivery or public announcement of the Merger Agreement and (b) the consummation of the merger or transactions contemplated by the Merger Agreement (each such event, an “Exempt Event”); (ii) excludes Citi, its affiliates or associates from the definition of 40% Person solely as the result of an Exempt Event; (iii) excludes an Exempt Event from the definition of Section 11(a)(ii) Event and Section 13 Event; (iv) prohibits a Distribution Date (as defined in the Rights Agreement) from occurring solely as a result of an Exempt Event; (v) reduces the amount of combined capital and surplus the Rights Agent is required to have to $50,000,000 from $100,000,000; and (vi) terminates the Rights Agreement as of the effective time of the Merger Agreement.

The Amendment further provides that if for any reason the Merger Agreement is terminated in accordance with its terms, then the Amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed before the execution of the Amendment.

The Amendment is filed herewith as Exhibit 4.3 and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2.	Exhibits

Exhibit No.	Description
4.1

Rights Agreement, dated as of May 8, 1997, by and between The BISYS Group, Inc. and The Bank of New York (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A, filed May 8, 1997).

4.2

Amendment No. 1 to Rights Agreement, dated as of June 14, 2002 by and between The BISYS Group, Inc. and Wachovia Bank, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A/A, filed September 26, 2002).

4.3

Amendment No. 2 to Rights Agreement, dated as of May 1, 2007 by and between The BISYS Group, Inc. and American Stock Transfer & Trust Company (as successor in interest to Wachovia Bank, N.A.) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 3, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 4, 2007

The BISYS Group, Inc.

By:	/s/ Steven J. Kyono
	Name:	Steven J. Kyono
	Title:	Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement, dated as of May 8, 1997, by and between The BISYS Group, Inc. and The Bank of New York (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A, filed May 8, 1997).

4.2

Amendment No. 1 to Rights Agreement, dated as of June 14, 2002 by and between The BISYS Group, Inc. and Wachovia Bank, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A/A, filed September 26, 2002).

4.3

Amendment No. 2 to Rights Agreement, dated as of May 1, 2007 by and between The BISYS Group, Inc. and American Stock Transfer & Trust Company (as successor in interest to Wachovia Bank, N.A.) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 3, 2007).